UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2011

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 28, 2011, CIBER, Inc. (“CIBER”, the “Company” or “we”) entered into a waiver and fourth amendment (the “Waiver and Amendment”) of its senior credit agreement with several financial institutions as lenders and Bank of America, N.A. as administrative agent (the “Senior Credit Facility”).

At June 30, 2011, the Company was not in compliance with certain financial covenants under the Senior Credit Facility, including the following covenants: 1) a maximum consolidated total leverage ratio; 2) a minimum consolidated fixed charge coverage ratio; and 3) a minimum EBITDA.  This covenant non-compliance was due to a decline in our operating profits during the three months ended June 30, 2011, as well as non-cash charges for goodwill impairment and to provide a valuation allowance for all of our domestic deferred tax assets.  Pursuant to the Waiver and Amendment, the Company’s lenders agreed to waive the foregoing financial covenant non-compliance for the quarter ended June 30, 2011.

In addition, the Waiver and Amendment amended the Senior Credit Facility to: 1) increase the rates applicable to our borrowings by 1.00%; 2) revise the minimum and/or maximum levels permitted under the consolidated total leverage ratio, the consolidated fixed charge coverage ratio and the minimum EBITDA for the next two quarters ended September 30, 2011 and December 31, 2011; and 3) amend the definition of Consolidated Fixed Charges related to the quantification of consolidated tax expense, as well as the definition of Consolidated EBITDA to exclude a goodwill impairment charge taken for the quarter ended June 30, 2011 and non-cash expense related to the adjustment to our contingent consideration liability recognized during the quarter ended June 30, 2011. The Waiver and Amendment also contains additional administrative processes, including the provision of additional financial information to our lenders.

We paid a $0.6 million amendment fee to our lenders, in addition to agreeing to pay other expenses in relation to the Waiver and Amendment.

The terms of the Senior Credit Facility, as amended, include among other provisions, specific limitations on the incurrence of additional indebtedness and liens, stock repurchases, investments, guarantees, mergers, dispositions and acquisitions, and a prohibition on the payment of any dividends. The Senior Credit Facility, as amended, also includes the following financial covenants, summarized as follows:

•                  The maximum consolidated total leverage ratio (Funded Debt divided by EBITDA) may not be greater than 4.30 to 1.00 on September 30, 2011, and not greater than 2.20 to 1.00 on December 31, 2011. The maximum leverage ratio increases to 2.25 to 1.00 on March 31, 2012, and reduces to 2.00 to 1.00 on June 30, 2012.

•                  The minimum consolidated fixed charge coverage ratio (EBITDA minus capital expenditures divided by the sum of tax expense plus interest expense plus scheduled funded debt payments plus any restricted payments) must be not less than 0.49 to 1.00 on September 30, 2011, and not less than 0.95 to 1.00 on December 31, 2011. The minimum consolidated fixed charge coverage ratio increases to 1.25 to 1.00 on March 31, 2012. Capital expenditures for 2011 exclude up to $5 million in connection with the expansion of our India facilities.

•                  We must maintain twelve-month consolidated EBITDA of at least $27 million on September 30, 2011, at least $36 million on December 31, 2011, and at least $45 million on March 31, 2012, and thereafter.

•                  Under the asset coverage test, the aggregate amount of loans advanced under the Senior Credit Facility shall, at any time, not exceed an amount equal to 80% of all of our net accounts receivable.

Certain elements of these ratios under the Senior Credit Facility, as amended, are defined below:

•                  Funded Debt includes borrowings under our Senior Credit Facility, any other bank debt, as well as any acquisition-related liabilities and capitalized lease arrangements.

•                  EBITDA represents the sum of net income (or net loss), net interest expense, income tax expense, depreciation expense, amortization expense, share-based compensation expense, and certain other expense items as agreed to by the lenders.

The foregoing summary is qualified in its entirety by reference to the full text of the Waiver and Fourth Amendment to Amended and Restated Credit Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01(d).  Exhibits.

(d)	Exhibits.

10.1

Waiver and Fourth Amendment to Amended and Restated Credit Agreement, by and among CIBER, Inc., as borrower, Bank of America, N.A., as administrative agent, lender, swing line lender and L/C issuer, and the other lender parties thereto, dated July 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, INC.

Date: August 3, 2011	By:	/s/ Claude J. Pumilia
	Name:	Claude J. Pumilia
	Title:	Chief Financial Officer, Executive Vice President and Treasurer

Exhibit Index

Exhibit No.	Description

10.1

Waiver and Fourth Amendment to Amended and Restated Credit Agreement, by and among CIBER, Inc., as borrower, Bank of America, N.A., as administrative agent, lender, swing line lender and L/C issuer, and the other lender parties thereto, dated July 28, 2011.